                                 Exhibit 99(a)

News                 [LOGO OF TENNECO INC APPEARS HERE]          Tenneco Inc.
Release
                                  Tenneco Building
                                  P.O. Box 2511
                                  Houston, Texas 77252
                                  TWX 910-881-2565
- -------------------------------------------------------------------------------
MEDIA CONTACT: Christine LeLaurin (713) 757-2761
- ------------------------------------------------

                 TENNECO EPS FROM OPERATIONS RISES 46 PERCENT;
        CASE INCOME UP SHARPLY, NEW Ql RECORDS FOR TENNECO AUTOMOTIVE;
                                     * * *

        TENNECO FILES FOR INITIAL PUBLIC OFFERING OF 35 PERCENT OF CASE
                   FARM AND CONSTRUCTION EQUIPMENT DIVISION

. Earnings per share from operations in the first quarter increased to 67 cents, from 46 cents.
.   Operating income rose to $301 million, from $274 million.
. Case earned $81 million in operating income, a positive swing of $98 million.
. Tenneco Automotive earned $52 million in operating income, highest ever for first quarter.
. Under Case I.P.O filing, Tenneco would offer to sell 35 percent of a new corporation holding assets of Case farm and construction equipment division.

    HOUSTON, April 26, 1994 -- Tenneco Inc. today reported that earnings per share from operations rose 46 percent to 67 cents in the first quarter, compared with 46 cents in the period a year ago.

    This marks the eighth consecutive quarter in which that profit measure has increased by at least 46 percent, excluding restructuring charges, in quarter-over-quarter comparisons.

    "Our goal is to accelerate the transformation of Tenneco into a world-class industrial growth company," said Dana G. Mead, Tenneco president and chief executive officer. "Our commitment to intensive management and operating cost leadership continues to produce solid earnings momentum."

    "A world-class company is one that continues to grow earnings at any point in the business cycle," Mead said. "And we're doing it."

                                    -more-
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                                       2


    Here are some of the specifics of the offering:
    Tenneco would transfer all of Case's assets to the new Case Corporation, except for existing U.S. retail receivables, which will be retained by Tenneco Credit Corporation.
    Separate Case finance companies would finance retail receivables going forward.
    Wholesale receivables would now be on the Case balance sheet.
    Case would be financed independently of Tenneco with $2.9 billion of credit lines to be syndicated by Chemical Bank.
    Tenneco will maintain a significant ownership position in Case.
    The offering will be led by CS First Boston and Lazard Freres & Co., with Morgan Stanley & Co. Incorporated, J.P. Morgan Securities and Smith Barney Shearson as co-managers.

    No offering price range was included in the filing.

Tenneco Seeks Higher Returns, Faster Growth in Core Businesses
- --------------------------------------------------------------

    Mead said that Tenneco's broader goal with the initial public offering is to redeploy the company's assets into other less cyclical, higher growth business opportunities for Tenneco with the potential for higher returns on investment. These investments include projects in existing markets as well as international expansion opportunities.

    "We have had many opportunities to apply capital in projects that were a close fit with our current businesses, product lines and management strengths, but we haven't had the strategic flexibility to move as quickly as we would have liked," Mead said. "The opportunities fall into three categories: core business expansion, extension into new markets, and acquisitions."

                                    -more-

    Operating income at the division rose to $81 million, or nearly as much as the $82 million Case earned in all of 1993. This was a $98-million improvement compared with the loss of $17 million in the period a year ago.

    Revenues rose 23 percent to $1.0 billion compared with $814 million in the period a year ago. Sales in the quarter of several new products, including the 7200 series Magnum tractor, exceeded expectations.

    Mead said extensive steps taken to restructure Case also contributed to the strong first-quarter performance. Case, based in Racine, Wis., is in the second year of a major restructuring program announced in March 1993.

    The restructuring program is expected to enhance operating income and pretax cash flow through a reduction in costs of approximately $200 million annually over 1992 cost levels by 1997.

    Mead said the restructuring remains on plan and on budget. Projects have included sales or closures of foundries and plants, a more focused product line and work force reductions worldwide.

    "All of the programs are part of a fundamental new business strategy designed to strengthen Case's competitive position in the global marketplace and allow it to be consistently profitable with positive operating cash flow at current market volumes and prices," Mead said.

   "Case should be able to enjoy greater profitability and operating cash flow as volumes or prices increase," he said.

FIRST QUARTER RECORDS FOR TENNECO AUTOMOTIVE
- --------------------------------------------

    Tenneco's auto parts division, Tenneco Automotive, achieved record first-quarter levels for both operating income and revenues. The division earned $52 million in the quarter, compared with $5l million in the period a year ago. Revenues rose to $481 million, compared with $443 million.

                                    -more-

    "This was one of the best quarters in Tenneco Automotive's history, and it occurred under the most difficult weather and market conditions in the first two months," Mead said. "The successful quarter is a harbinger of very good future performance for the division."

    The division continued to benefit from strong new car and truck production in North America, where sales of Walker and Monroe equipment to auto manufacturers rose 15 percent. Aftermarket sales in North America also rebounded, as both Walker and Monroe recorded growing shipments to their distributors. Walker aftermarket shipments were up 10 percent in the quarter.

COST OF QUALITY PROGRAMS REMOVE $94 MILLION IN FAILURE COSTS
- ------------------------------------------------------------

    Mead said Tenneco's highly-successful "Cost of Quality" programs continued to add to earnings across all of the company's divisions by improving product quality while eliminating or lowering unnecessary costs. These Cost of Quality programs are part of the company's strategy to have its divisions rank among the operating cost leaders in their respective industries in the world.

    The operating cost leadership programs reduced or eliminated $94 million in failure costs in the quarter and, in turn, added $36 million to operating income. By the end of this year, Tenneco expects to have reduced failure costs by $1.5 billion since the start of 1992, actions that will have contributed a projected $680 million in operating income over these three years.

    During the quarter, Tenneco adopted FAS 112, an accounting rule issued by the Financial Accounting Standards Board requiring the accrual of postemployment benefits. As previously announced, this resulted in a one-time charge after taxes of $39 million, or 22 cents per share.

                                    -more-
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                                       5

    Reflecting the one-time charge for FAS 112, net income in the quarter was $83 million, a gain of 12 percent compared with $74 million in the first quarter of 1993. Earnings per share were 45 cents, compared with 46 cents in the year-ago period. The number of common shares outstanding was 179 million at the end of the first quarter, compared with 151 million a year ago.

TENNECO ANNOUNCES PROPOSED OFFER OF 35 PERCENT OF CASE
- ------------------------------------------------------
    Tenneco also announced today that it filed a registration statement with the Securities and Exchange Commission to offer 35 percent of Case in an initial public offering. Additional details of that announcement are contained in a separate news release.

    In the transaction, Tenneco is offering 35 percent of the common shares of a newly organized, independent corporation that will own the operating assets of the Case farm and construction equipment division. After the offering, Tenneco would retain 65 percent of the new corporation, which would operate under the name of Case Corporation.

    Tenneco would transfer all of Case's assets to the new Case Corporation except for existing U.S. retail receivables. Separate Case finance companies would finance retail receivables going forward. Case would be financed independently of Tenneco with $2.9 billion of credit syndicated by Chemical Bank. The stock offering will be co-led by CS First Boston and Lazard Freres & Co., with Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Smith Barney Shearson Inc. as co-managers.

    "Our goal from the outset was to return Case to consistent profitability," Mead said. "We knew that was the best way we could create shareholder value. We think the results we are announcing today provide evidence that we have successfully created that value. A public offering is the next logical step to begin unlocking it for our shareholders."

                                    -more-
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                                       6

    He said that the proceeds from the proposed offering would be used by Tenneco to repay short-term debt, to pay taxes arising from the transaction and for general corporate purposes. Total proceeds from the initial public offering are dependent upon the offering price per share to be determined later.

    Longer term, the company intends to reinvest the proceeds in a manner consistent with the company's strategy. Under current planning assumptions, the expected returns from these investments would replace the earnings contribution lost as a result of the proposed offering.

    It is expected that this would not have a material effect on Tenneco earnings in 1994.

    Mead said that Tenneco's broader goal with the initial public offering is to redeploy the company's assets into other less cyclical, higher growth business opportunities for Tenneco with the potential for higher returns on investment. These investments include projects in existing markets as well as international expansion opportunities.

    "We have had many opportunities to apply capital in projects that were a close fit with our current businesses, product lines and management strengths, but we haven't had the strategic flexibility to move as quickly as we would have liked," Mead said. "The opportunities fall into three categories: core business expansion, extension into new markets, and acquisitions."

    "This transaction, along with the improved earnings from operations and an already strengthened balance sheet, should enable us to enter a new period of consistent growth from a less cyclical base of operations," he said.

    "The transition to public ownership of Case is an opportunity for both Tenneco and Case investors to share in Case's improved prospects in the farm and construction equipment industry and to realize the value that has been created at Case by virtue of its stronger performance," he said.

                                    -more-

    "Tenneco would further benefit from the redeployment of the proceeds into some of its higher return, faster growing businesses."


DIVISIONAL ANALYSIS
- -------------------

    NATURAL GAS OPERATIONS

    Tenneco Gas earned $105 million in operating income during the first quarter, down from $121 million in the same period a year ago. Revenues were $693 million, compared with $818 million.

    The declines in both operating income and revenues were related to the shift to a new, non-seasonal rate structure at the division's interstate pipelines. Under new rates required by Order 636 of the Federal Energy Regulatory Commission, higher revenues and income applied to the summer months offset lower revenues and income during the winter.

    Demand for natural gas was strong in one of the harshest winters on record and the first under Order 636. Tenneco Gas performed well, meeting 100 percent of its firm commitments for transportation in the Northeast.

    One of the major strategic thrusts in this business is redeploying capital into higher return, non-regulated businesses. In that regard, the gas division completed several strategic actions in the quarter.

    It signed an agreement last week to oversee the design, construction and operation of a 750-mile pipeline from Argentina to Chile. Upon completion, it will have a 25 percent equity interest in the $600 million pipeline project, and will be the pipeline's technical operator.

    It agreed to acquire a 50-percent interest in a new gas gathering system to be built in the promising Mobile Bay production area along the Gulf Coast. That system will complement the Viosca Knoll project, a gas gathering system that Tenneco Gas agreed late last year to build and own with other partners.

                                    -more-

    Its Tenneco Energy Resources Corporation, which directs gas marketing and related activities, signed an agreement with Germany's largest gas transportation company, Ruhrgas, to evaluate and pursue projects together in Europe. Ruhrgas also agreed to acquire a 20-percent ownership in Tenneco Energy Resources.

    Earlier this month, Tenneco Gas took steps to increase the financial flexibility and encourage expansion-related capital investments for two subsidiaries on its l9,000-mile pipeline system. It filed for FERC approval to change the business structures of its East Tennessee Natural Gas and Midwestern Gas Transmission subsidiaries to limited partnerships.

    FARM AND CONSTRUCTION EQUIPMENT

    Case outpaced industry growth rates in several markets in the quarter. North American sales of Case's tractor models with 100 horsepower or more and combines were especially strong, climbing 87 percent compared with an industry increase of 18 percent. In construction machinery, sales in North America rose 54 percent, compared with 40 percent for the industry. Loader/backhoes, excavators and skid steer loaders were the products that led the sales increase for Case.

    Worldwide production at Case rose 27 percent in the quarter, compared with the year-ago quarter, with North American production rising 45 percent. Inventories were about $1.6 billion less than they were at the beginning of 1991, and should decline further by the end of this year.

    The favorable market conditions that prevailed in North America in late 1993 continued to strengthen demand for both farm and construction equipment in the first quarter of 1994.

    Net cash income for farms was at the highest level in more than a decade, and low inventories of corn and soybeans are expected to result in the planting of substantial acreage this year.

                                    -more-

    Industry sales in North America for farm equipment grew by 16 percent in the first quarter, compared with the first quarter of 1993, and industry sales of construction equipment increased by 40 percent.

    In Europe, the economic conditions remain difficult, and reforms in European Community agricultural policy are likely to result in increased farm consolidations. These trends will restrict the growth in European demand for farm and construction equipment in 1994.

    AUTOMOTIVE PARTS

    Tenneco Automotive posted first-quarter record operating income and revenues. Operating income was $52 million, compared with $51 million in the first quarter of 1993. Revenues were $481 million, compared with $443 million in the year-ago quarter.

    Sales of original equipment, particularly Walker exhaust systems, were aided by strong new car and truck production in North America. Sales of Walker and Monroe equipment to auto manufacturers rose 15 percent.

    Sales of replacement parts also were strong in both the exhaust business and in the ride-control segment including Monroe struts and shock absorbers.

    Walker recorded a 10-percent increase in shipments to North American distributors in the quarter. These distributors anticipated that consumer demand for mufflers and other exhaust products would rise this spring after the harsh winter weather.

    Monroe's sales of Sensa-Trac struts and shock absorbers grew, supported by the advertising campaign that was accelerated by widely-viewed broadcasts of the Winter Olympic Games.

    In Europe, consumers began to make long-delayed car repairs, which led to increased sales of exhaust products through retail distributors.

                                    -more-

    Walker and Monroe expect increased orders from Japanese carmakers. The Japanese companies recently pledged to increase their purchases from suppliers of auto parts in the United States.

    NEWPORT NEWS SHIPBUILDING

    Operating income was $48 million, compared with $55 million in the first quarter of 1993. Revenues were $403 million, compared with $452 million.

    The sale in November last year of Sperry Marine and lower volume on aircraft carrier and submarine construction contracts accounted for most of the difference in revenues and operating income.

    The order backlog amounted to $3.5 billion at the end of the quarter. The shipyard has received or is pursuing several Navy contracts. A defueling project for the nuclear cruiser Long Beach is set to begin in July. Planning contracts have been received for the overhaul of the carriers Eisenhower and Roosevelt and negotiations for contracts to perform the work are underway.

    Efforts to capture more contracts in the commercial design and construction markets moved forward as negotiations with prospective customers advanced. Newport News generated considerable industry attention with its design for a new double-hulled tanker, a ship priced between $40 million and $50 million. The shipyard also is bidding to convert several tankers to double hull from single hull. The commercial ship repair business added 10 new contracts.

    As the backlog declines and securing non-Navy commercial work grows more important, Newport News is focusing on lowering its costs. In early April, the shipyard announced plans to reduce its work force to 14,000 in the next two years, a decline of 7,000 jobs from the current level. This will be accomplished gradually, through attrition and other steps.

                                    -more-

    PACKAGING

    Operating income was $20 million, compared with $37 million in the first quarter of 1993. Revenues were $491 million, compared with $504 million.

    Severe winter weather in the Midwest and Northeast, as well as the California earthquake, unexpectedly marred results in the quarter, reducing earnings by $11 million compared with the same period last year.

    The weather curtailed operations, delayed shipments to customers, increased energy and wood costs and significantly lowered demand for packaged goods bought by consumers.

    Lower linerboard prices reduced earnings by $5 million, compared with the quarter a year ago, and a new federal labeling law caused a delay by customers in orders for paperboard containers. Final versions of the new regulations will be completed in May.

    The combination of stronger pricing and higher sales volumes across all of its businesses in the second quarter should enable PCA to post higher operating income compared with the second quarter in 1993. The long-awaited upturn in the commodity business is underway.

    In the containerboard business, a portion of the price increase announced in the fall of 1993 has been realized at PCA's box plants. Price increases for highly-integrated producers like PCA do not affect profits until the increases are passed all the way through to boxes.

    Price increases also have been implemented or announced by manufacturers in three segments of specialty packaging since March: in egg containers, aluminum packaging and plastic containers.

                                    -more-

    CHEMICALS

    Operating income at the Albright & Wilson division was $16 million before a restructuring charge, compared with $15 million in the first quarter last year. Revenues rose slightly to $221 million.

    With the exception of the surfactants business, each of the chemicals business groups posted improvements in operating income. Demand for phosphate products remained good, particularly in Asia, where sales exceeded expectations. The division has manufacturing plants in Singapore, Indonesia, the Philippines and Thailand, as well as several sales offices in the region.

    The specialties group recorded a gain of six percent in operating income on the strength of new and innovative product introductions and geographic expansion.

    The recession in Europe affected Albright & Wilson, which is based in the United Kingdom, more than Tenneco's other divisions. About 60 percent of Albright & Wilson's sales are in Europe.

    In the quarter, the division took a $7 million restructuring charge to reduce costs and improve efficiency in its surfactants business. The payback from the program is expected to be less than two years.

    Tenneco Inc. (NYSE:TGT) is the nation's 34th-largest industrial company, with 1993 sales of $13.3 billion.

    The Houston-based company has major business interests in natural gas transportation and marketing (Tenneco Gas), farm and construction equipment
(Case), automotive parts (Tenneco Automotive), ship design, construction and repair (Newport News Shipbuilding), packaging (Packaging Corporation of America) and chemicals (Albright & Wilson).

                                     # # #

                 TENNECO DIVISION EARNINGS RESULTS (MILLIONS)

                                              Unaudited
                                              ---------
                                     THREE MONTHS ENDED MARCH 31,
                                           1994        1993
                                          ------      ------

Net Sales and Operating
 Revenues:
   Natural Gas Pipelines                  $  693      $  818
   Farm & Construction Equipment           1,000         814
   Automotive Parts                          481         443
   Shipbuilding                              403         452
   Packaging                                 491         504
   Chemicals                                 221         220
   Other                                      (3)         (4)
                                          ------      ------
                                          $3,286      $3,247
                                          ======      ======

Operating Income (Loss):
   Natural Gas Pipelines                  $  105      $  121
   Farm & Construction Equipment              81         (17)
   Automotive Parts                           52          51
   Shipbuilding                               48          55
   Packaging                                  20          37
   Chemicals                                  16          15
   Other                                     (14)         12
   Restructuring                       (a)    (7)         --
                                          ------      ------
                                          $  301      $  274
                                          ======      ======

(a) Reflects a $7 million restructuring charge at Chemicals.

                     TENNECO CONSOLIDATED EARNINGS RESULTS

                                                     Unaudited
                                                     ---------
                                           THREE MONTHS ENDED MARCH 31,
                                              1994              1993
                                           ----------        ----------

Net sales and operating revenues         $3,286,000,000    $3,247,000,000
                                         ==============    ==============
Operating income (before interest
 and taxes)                              $  301,000,000    $  274,000,000
                                         ==============    ==============
Income from operations before
 cumulative effect of change in
 accounting principle                    $  122,000,000    $   74,000,000

Cumulative effect of change
 in accounting principle              (a)   (39,000,000)               --
                                         --------------    --------------
Net income                                   83,000,000        74,000,000
Preferred stock dividends                    (3,000,000)       (4,000,000)
                                         --------------    --------------
Net income to common stock               $   80,000,000    $   70,000,000
                                         ==============    ==============
Average common shares outstanding           178,700,000       151,300,000
                                         ==============    ==============
Earnings (loss) per
 average share:
  From operations
   before cumulative
   effect of change in
   accounting principle                  $         0.67    $         0.46
  Cumulative effect of
   change in accounting
   principle                          (a)         (0.22)               --
                                         --------------    --------------
                                         $         0.45    $         0.46
                                         ==============    ==============

(a) Reflects a charge of $39 million or $.22 per share for Postemployment Benefits.